January 29, 2021	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com

For Release: Immediately
Refer to:     Mark Taylor; mark.taylor@lilly.com; (317) 276-5795 (Media)
        Kevin Hern; hern_kevin_r@lilly.com; (317) 277-1838 (Investors)

Lilly Reports Strong Fourth-Quarter and Full-Year 2020 Financial Results

•Revenue in the fourth quarter of 2020 increased 22 percent, driven by volume growth of 24 percent. Excluding bamlanivimab revenue of $871 million, fourth-quarter 2020 revenue grew 7 percent.
•Full-year 2020 revenue increased 10 percent, driven by volume growth of 15 percent. Excluding bamlanivimab, full-year 2020 revenue grew 6 percent, driven by volume growth of 11 percent.
•Key growth products launched since 2014, consisting of Trulicity, Verzenio, Taltz, Tyvyt, Olumiant, Jardiance, Emgality, Cyramza, Retevmo, Baqsimi and Basaglar contributed nearly 12 percentage points of revenue growth and represented approximately 48 percent of total revenue in the fourth quarter of 2020, or 55 percent of total revenue excluding bamlanivimab.
•Fourth-quarter 2020 operating expenses increased 3 percent, driven by higher research and development investments, including expenses of $265 million to develop COVID-19 therapies.
•Notable pipeline events included Emergency Use Authorizations from the FDA for both bamlanivimab and baricitinib for the treatment of COVID-19, as well as positive data readouts for donanemab for Alzheimer's disease, tirzepatide for type 2 diabetes and LOXO-305 for cancer.
•Fourth-quarter 2020 earnings per share (EPS) increased to $2.32 on a reported basis and $2.75 on a non-GAAP basis. Full year 2020 EPS decreased to $6.79 on a reported basis and increased to $7.93 on a non-GAAP basis.
•2021 EPS guidance lowered to be in the range of $7.10 to $7.75 on a reported basis to reflect recent business development activities, and reaffirmed to be in the range of $7.75 to $8.40 on a non-GAAP basis.

Eli Lilly and Company (NYSE: LLY) today announced financial results for the fourth quarter and full year of 2020.

$ in millions, except per share data	Fourth Quarter		%	Full Year		%
	2020	2019	Change	2020	2019	Change
Revenue	$7,440.0	$6,114.0	22%	$24,539.8	$22,319.5	10%
Net Income – Reported	2,116.8	1,495.7	42%	6,193.7	8,318.4	(26)%
EPS – Reported	2.32	1.64	41%	6.79	8.89	(24)%

Net Income – Non-GAAP	2,509.0	1,583.3	58%	7,235.9	5,568.2	30%
EPS – Non-GAAP	2.75	1.73	59%	7.93	6.04	31%

Certain financial information for 2020 and 2019 is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with U.S. generally accepted accounting principles (GAAP), include all revenue and expenses recognized during the periods, and reflect Elanco Animal Health (Elanco) as discontinued operations during the first quarter of 2019. Non-GAAP measures reflect adjustments for the items described in the reconciliation tables later in the release, and assume that the disposition of Elanco occurred at the beginning of 2019 (including the benefit from the reduction in shares of common stock outstanding). The company’s 2021 financial guidance is being provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company’s business.

"Lilly closed a complex year by delivering impressive results in the fourth quarter of 2020. We finished the year with strong momentum in our core business areas, as volume-based revenue growth for our newest medicines and initial sales of our COVID-19 antibody therapy, coupled with our ongoing productivity agenda, drove robust margin expansion and solid earnings growth," said David A. Ricks, Lilly’s chairman and CEO. "I am also encouraged by exciting recent data readouts for three of our

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most important pipeline assets: tirzepatide, LOXO-305 and donanemab. Each of these potential medicines has a chance to significantly improve patient outcomes in areas of high unmet medical need, and, should they go on to receive approvals, reinforce our growth prospects for the decade ahead."

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Key Events Over the Last Three Months
COVID-19
•The U.S. Food and Drug Administration (FDA) granted Emergency Use Authorization (EUA) for bamlanivimab for the treatment of mild to moderate COVID-19 in adults and pediatric patients 12 years and older with a positive COVID-19 test, who are at high risk for progressing to severe COVID-19 and/or hospitalization. The U.S. government has committed to purchase a total of 1,450,000 doses of bamlanivimab, which includes 950,000 doses already delivered and an agreement earlier this week to deliver 500,000 additional doses no later than March 31, 2021.
•The FDA granted Emergency Use Authorization for baricitinib to be used in combination with remdesivir in hospitalized adult and pediatric patients two years of age or older with suspected or laboratory confirmed COVID-19 who require supplemental oxygen, invasive mechanical ventilation, or extracorporeal membrane oxygenation (ECMO).
•Lilly and UnitedHealth Group announced a partnership to conduct a pragmatic study of bamlanivimab in high-risk, COVID-19 infected individuals. The study will identify and treat a large, diverse population of high-risk individuals for COVID-19 with bamlanivimab under real-world conditions with a goal of reducing the severity of illness and hospitalizations.
•The company announced results from a Phase 3 clinical trial that showed that bamlanivimab significantly reduced the risk of contracting symptomatic COVID-19 among residents and staff of long-term care facilities. The trial was conducted in partnership with the National Institute of Allergy and Infectious Diseases, part of the National Institutes of Health, and the COVID-19 Prevention Network.
•The company announced results from a Phase 3 clinical trial that showed that bamlanivimab 2800 mg and etesevimab 2800 mg together significantly reduced COVID-19-related hospitalizations and deaths in high-risk patients recently diagnosed with COVID-19 by 70 percent, meeting the primary endpoint of the trial. Additionally, initial results from a separate ongoing Phase 2 trial demonstrated lower doses, including bamlanivimab 700 mg and etesevimab 1400 mg together, are similar to bamlanivimab 2800 mg and etesevimab 2800 mg

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together.
•The company announced a collaboration with Vir Biotechnology, Inc. and GlaxoSmithKline plc to evaluate a combination of two COVID-19 therapies, bamlanivimab 700mg and VIR-7831 500mg, in low-risk patients with mild to moderate COVID-19.

Regulatory
•The FDA accepted a supplemental New Drug Application for Jardiance® which is being investigated as a potential new treatment to reduce the risk of cardiovascular death and hospitalization for heart failure and to slow kidney function decline in adults with chronic heart failure with reduced ejection fraction, including those with and without type 2 diabetes.

Clinical
•The company announced results from a Phase 2 study for donanemab, an investigational antibody that targets a modified form of beta amyloid called N3pG, that showed significant slowing of decline in a composite measure of cognition and daily function in patients with early symptomatic Alzheimer's disease. Donanemab met the primary endpoint of change from baseline to 76 weeks in the Integrated Alzheimer's Disease Rating Scale, slowing decline by 32 percent relative to placebo, which was statistically significant.
•The company announced topline results from a Phase 3 monotherapy study evaluating the efficacy and safety of tirzepatide compared to placebo. Tirzepatide led to superior A1C and body weight reductions from baseline in adults with type 2 diabetes after 40 weeks of treatment. Tirzepatide is a novel, investigational, once-weekly, dual glucose-dependent insulinotropic polypeptide (GIP) and glucagon-like peptide-1 (GLP-1) receptor agonist that integrates the actions of both incretins into a single molecule, representing a new class of medicines being studied for the treatment of type 2 diabetes.
•The company presented updated data from the LOXO-305 global Phase 1/2 clinical trial in mantle cell lymphoma (MCL) and other non-Hodgkin lymphomas, as well as in chronic lymphocytic leukemia (CLL) and small lymphocytic lymphoma (SLL), at the 2020 American

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Society of Hematology (ASH) Annual Meeting.

Business Development/Other Developments
•The company completed the acquisition of Prevail Therapeutics Inc. for $22.50 per share in cash (or an aggregate of approximately $880 million) plus one non-tradable contingent value right worth up to $4.00 per share in cash (or an aggregate of approximately $160 million), for a total consideration of up to $26.50 per share in cash (or an aggregate of approximately $1.040 billion). Prevail is a biotechnology company developing potentially disease-modifying AAV9-based gene therapies for patients with neurodegenerative diseases.
•The company announced a license agreement with Asahi Kasei Pharma Corporation, whereby Lilly will acquire the exclusive rights for AK1780, an orally bioavailable P2X7 receptor antagonist that recently completed Phase 1 single and multiple ascending dose and clinical pharmacology studies for the potential treatment of chronic pain conditions.
•The company announced a research collaboration and exclusive license agreement between Loxo Oncology at Lilly and Merus N.V. to research and develop up to three CD3-engaging T-cell re-directing bispecific antibody therapies.
•The company announced a $30 million investment in Unseen Capital Health Fund LP, a newly-formed venture fund created by racially diverse and historically underrepresented business leaders that is intended to identify, fund and support underrepresented founders of early-stage healthcare companies and those building solutions for marginalized communities.
•The company announced a research collaboration and exclusive license agreement with Precision BioSciences, Inc. to utilize Precision's proprietary ARCUS® genome editing platform for the research and development of potential in vivo therapies for genetic disorders, with an initial focus on Duchenne muscular dystrophy and two other undisclosed gene targets.
•The company announced a non-exclusive, global agreement with Ypsomed to advance an automated insulin delivery system as part of Lilly's connected diabetes solutions. Under the terms of the agreement, Lilly will commercialize the system, which is currently in development and will include an insulin pump developed and manufactured by Ypsomed.

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•The board of directors elected Gabrielle Sulzberger as a new member, effective January 25, 2021. She will serve on both the Audit Committee and the Ethics and Compliance Committee.

Fourth-Quarter Reported Results
In the fourth quarter of 2020, worldwide revenue was $7.440 billion, an increase of 22 percent compared with the fourth quarter of 2019, driven by a 24 percent increase in volume and a 1 percent increase due to the favorable impact of foreign exchange rates, partially offset by a 4 percent decrease due to lower realized prices. The company recognized worldwide revenue of $871.2 million in the fourth quarter of 2020 for bamlanivimab, its COVID-19 antibody therapy. Excluding bamlanivimab revenue, worldwide revenue grew by 7 percent. Key growth products launched since 2014, consisting of Trulicity®, Verzenio®, Taltz®, Tyvyt®, Olumiant®, Jardiance, Emgality®, Cyramza®, RetevmoTM, BaqsimiTM and Basaglar® contributed nearly 12 percentage points of revenue growth and represented approximately 48 percent of total revenue for the quarter, or 55 percent of total revenue excluding bamlanivimab.

Revenue in the U.S. increased 31 percent, to $4.598 billion, driven by a 36 percent increase in volume, partially offset by a 5 percent decrease due to lower realized prices. The company recognized U.S. revenue of $850.0 million in the fourth quarter of 2020 for bamlanivimab. Excluding bamlanivimab revenue, revenue in the U.S. grew by 7 percent. Increased U.S. volume for key growth products, including Trulicity, Taltz, Verzenio, Emgality, Retevmo, Cyramza, Olumiant, Jardiance and Baqsimi, was partially offset by lower volume for certain other products, including Forteo® and Tradjenta®. Inventory stocking in the fourth quarter of 2020 was approximately $120 million higher than in the fourth quarter of 2019 due to lower than typical year-end stocking in 2019. The decrease in realized prices in the U.S. in the fourth quarter of 2020 was primarily driven by increased rebates to gain and maintain broad commercial access across the portfolio, partially offset by modest list price increases, largely for diabetes, and, to a lesser extent, by changes to estimates for rebates and discounts, most notably for Taltz. Segment mix was not a major driver of U.S. price performance in the fourth quarter

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of 2020, as increased utilization in more highly-rebated government segments was offset by lower utilization in the 340B segment, primarily for Trulicity and Humalog.

Revenue outside the U.S. increased 10 percent, to $2.842 billion, driven by a 9 percent increase in volume and a 3 percent increase due to the favorable impact of foreign exchange rates, partially offset by a 2 percent decrease due to lower realized prices. The increase in volume outside the U.S. was driven primarily by increased volume for key growth products, including Tyvyt, Trulicity, Olumiant, Taltz, Verzenio, Jardiance, Cyramza, Basaglar, Emgality and Baqsimi, as well as volume gains for Alimta®, partially offset by decreased volume for Cialis®, Forteo and Trajenta. In addition, revenue outside the U.S. in the fourth quarter of 2019 benefited from a milestone from Bayer Consumer Care AG resulting from its exclusive development and commercialization license for Vitrakvi®. The decrease in realized prices outside the U.S. was driven primarily by the inclusion of Tyvyt in the government reimbursement programs in China.

Gross margin increased 18 percent, to $5.720 billion, in the fourth quarter of 2020 compared with the fourth quarter of 2019. Gross margin as a percent of revenue was 76.9 percent, a decrease of 2.1 percentage points compared with the fourth quarter of 2019. The decrease in gross margin percent was primarily due to unfavorable product mix driven by bamlanivimab sales, higher amortization of intangibles expense related to Retevmo, the unfavorable effect of foreign exchange rates on international inventories sold, and the impact of lower realized prices on revenue, partially offset by greater manufacturing efficiencies.

Total operating expenses in the fourth quarter of 2020, defined as the sum of research and development and marketing, selling, and administrative expenses, increased 3 percent to $3.392 billion compared with the fourth quarter of 2019. Research and development expenses increased 16 percent to $1.838 billion, or 24.7 percent of revenue, driven primarily by approximately $265 million of development expenses for COVID-19 antibody therapies and baricitinib. Excluding these COVID-19 expenses, research and development expenses remained flat. Marketing, selling, and administrative

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expenses decreased 8 percent to $1.554 billion, primarily due to lower marketing expenses, reflecting reduced promotional activity.

In the fourth quarter of 2020, the company recognized acquired in-process research and development charges of $366.3 million related to the previously-announced business development transactions with Innovent Biologics, Inc., Disarm Therapeutics, Inc., and Fochon Pharmaceuticals, Ltd. There were no acquired in-process research and development charges in the fourth quarter of 2019.

In the fourth quarter of 2020, the company recognized income for asset impairment, restructuring and other special charges of $30.1 million, reflecting adjustments to prior period estimates for asset impairment and severance costs. In the fourth quarter of 2019, the company recognized asset impairment, restructuring and other special charges of $151.7 million. These charges were primarily related to the decision to close and sell a research and development facility located in the United Kingdom, as well as severance costs incurred as a result of actions taken to reduce the company's cost structure.

Operating income in the fourth quarter of 2020 was $1.992 billion, compared to $1.400 billion in the fourth quarter of 2019. The increase in operating income was primarily driven by higher gross margin, lower asset impairment, restructuring and other special charges, and lower marketing expenses, partially offset by higher acquired in-process research and development charges and higher research and development expenses. Operating margin, defined as operating income as a percent of revenue, was 26.8 percent.

Other income was $477.0 million in the fourth quarter of 2020, compared with other income of $262.9 million in the fourth quarter of 2019. The increase in other income was driven primarily by higher net gains on investment securities.

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The effective tax rate was 14.3 percent in the fourth quarter of 2020, as compared with 10.1 percent in the fourth quarter of 2019. The effective tax rates for both periods were impacted by net discrete tax items.

In the fourth quarter of 2020, net income and earnings per share were $2.117 billion and $2.32, respectively, compared with net income of $1.496 billion and earnings per share of $1.64 in the fourth quarter of 2019. The increase in net income and earnings per share in the fourth quarter of 2020 was primarily driven by higher operating income and higher other income, partially offset by higher income tax expense.

Fourth-Quarter Non-GAAP Measures
On a non-GAAP basis, fourth-quarter 2020 gross margin increased 20 percent, to $5.848 billion compared with the fourth quarter of 2019. Gross margin as a percent of revenue was 78.6 percent, a decrease of 1.3 percentage points. The decrease in gross margin percent was primarily due to unfavorable product mix driven by bamlanivimab sales, the unfavorable effect of foreign exchange rates on international inventories sold, and the impact of lower realized prices on revenue, partially offset by greater manufacturing efficiencies.
Operating income on a non-GAAP basis increased $850.5 million, or 53 percent, to $2.456 billion in the fourth quarter of 2020 compared with the fourth quarter of 2019, due primarily to higher gross margin and lower marketing expenses, partially offset by higher research and development expenses. Operating margin was 33.0 percent on a non-GAAP basis.

The effective tax rate on a non-GAAP basis was 14.4 percent in the fourth quarter of 2020, as compared with 12.6 percent in the fourth quarter of 2019. The effective tax rates for both periods were impacted by net discrete tax items.

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On a non-GAAP basis, in the fourth quarter of 2020 net income increased 58 percent, to $2.509 billion, while earnings per share increased 59 percent, to $2.75, compared with $1.583 billion and $1.73, respectively, in the fourth quarter of 2019. The increase in net income and earnings per share was driven primarily by higher operating income and higher other income, partially offset by higher income tax expense.

For further detail on non-GAAP measures, see the reconciliation below as well as the "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information" table later in this press release.

	Fourth Quarter
	2020	2019	% Change
Earnings per share (reported)	$2.32	$1.64	41%
Acquired in-process research and development	.35	—
Amortization of intangible assets	.11	.05
Asset impairment, restructuring and other special charges	(.03)	.14
Gain on sale of China antibiotics business	—	(.26)
Charge related to repurchase of debt	—	.22
Income taxes(a)	—	(.05)
Earnings per share (non-GAAP)	$2.75	$1.73	59%
Numbers may not add due to rounding.
(a) Amount relates to a tax benefit from a capital loss on the disposition of subsidiary stock.

Full Year Reported Results
For the full year 2020, worldwide revenue increased 10 percent to $24.540 billion, compared with $22.319 billion in the same period in 2019. The increase in revenue was driven by a 15 percent increase in volume, partially offset by a 5 percent decrease due to lower realized prices. Excluding bamlanivimab revenue, worldwide revenue grew by 6 percent.

Revenue in the U.S. in 2020 increased 12 percent to $14.229 billion, driven by increased volume for key growth products, including Trulicity, Taltz, Emgality, Verzenio, Jardiance, Cyramza, Baqsimi,

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Retevmo, Olumiant and Basaglar, as well as the inclusion of revenue for bamlanivimab. Excluding bamlanivimab revenue, U.S. revenue grew 5 percent. The increase in revenue due to volume was partially offset by a decrease in realized prices, as well as lower revenue for Cialis, Tradjenta and Forteo. The decrease in realized prices in the U.S. was primarily driven by increased rebates to gain and maintain broad commercial access across the portfolio and, to a lesser extent, unfavorable segment mix and changes to estimates for rebates and discounts, most notably impacting Humalog. The decrease in realized prices in the U.S. was partially offset by modest list price increases and lower utilization in the 340B segment.

Revenue outside the U.S. in 2020 increased 7 percent to $10.310 billion, due to increased volume for key growth products, including Tyvyt, Trulicity, Olumiant, Verzenio, Taltz, Jardiance, Cyramza, Basaglar, Emgality and Baqsimi, partially offset by decreased volume for Forteo and Trajenta. Volume growth outside the U.S. for Tyvyt and Alimta benefited from inclusion in government reimbursement programs in China. Volume growth outside the U.S. was partially offset by a 6 percent decrease due to lower realized prices, driven primarily by the inclusion of Tyvyt and Alimta in government reimbursement programs in China.

Gross margin increased 8 percent to $19.057 billion in 2020. Gross margin as a percent of revenue was 77.7%, a decrease of 1.1 percentage points compared with 2019. The decrease in gross margin percent was primarily due to the impact of lower realized prices on revenue, the unfavorable effect of foreign exchange rates on international inventories sold, and higher amortization of intangibles expense related to Retevmo, partially offset by prior year charges resulting from the suspension of promotion of Lartruvo and greater manufacturing efficiencies. Gross margin percent for 2020 was also negatively impacted as a result of bamlanivimab sales in the fourth quarter of 2020.

Total operating expenses, defined as the sum of research and development and marketing, selling, and administrative expenses, increased 3 percent to $12.207 billion in 2020. Research and development expenses increased 9 percent to $6.086 billion, or 25 percent of revenue, driven primarily by

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approximately $450 million of development expenses for COVID-19 antibody therapies and baricitinib. Excluding these COVID-19 expenses, research and development expenses were relatively flat. Marketing, selling and administrative expenses decreased 1 percent to $6.121 billion, primarily due to lower marketing activity.

In 2020, the company recognized acquired in-process research and development charges of $660.4 million resulting from the acquisition of a pre-clinical stage company as well as the previously announced business development transactions with Innovent Biologics, Inc., Disarm Therapeutics Inc., Sitryx Therapeutics Limited, Fochon Pharmaceuticals, Ltd., AbCellera Biologics Inc., Evox Therapeutics Ltd, and Shanghai Junshi Biosciences Co. Ltd. In 2019, the company recognized acquired in-process research and development charges of $239.6 million resulting from business development transactions with AC Immune SA, Centrexion Therapeutics Corporation, ImmuNext, Inc., and Avidity Biosciences, Inc.

In 2020, the company recognized asset impairment, restructuring and other special charges of $131.2 million. The charges were primarily related to severance costs incurred as a result of actions taken worldwide to reduce our cost structure, as well as acquisition and integration costs incurred as part of the acquisition of Dermira, Inc. In 2019, the company recognized asset impairment, restructuring and other special charges of $575.6 million. The charges were primarily associated with the accelerated vesting of Loxo Oncology employee equity awards as part of the acquisition of Loxo Oncology.

Operating income in 2020 increased 22 percent compared with 2019 to $6.058 billion, driven primarily by higher gross margin, lower asset impairment, restructuring and other special charges, and lower marketing expenses, partially offset by higher research and development expenses and higher acquired in-process research and development charges. Operating margin in 2020 was 24.7 percent.

Other income was $1.172 billion in 2020 compared with $291.6 million in 2019. The increase in other income was driven primarily by higher net gains on investment securities.

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For the full year 2020, the effective tax rate was 14.3 percent, compared with an effective tax rate of 11.9 percent for the full year 2019, driven by net discrete tax benefits in 2019.

For the full year 2020, net income and earnings per share were $6.194 billion and $6.79, respectively, compared with $8.318 billion and $8.89, respectively, in 2019. The decrease in net income and earnings per share during 2020 were driven primarily by the approximate $3.7 billion gain recognized on the disposition of Elanco in 2019, partially offset by higher operating income and higher other income in 2020.

Full Year Non-GAAP Measures
On a non-GAAP basis for the full year 2020, gross margin increased 9 percent, to $19.472 billion compared with the full year 2019. Gross margin as a percent of revenue for the full year 2020 was 79.3 percent, compared to 80.1 percent for the full year 2019. The decrease in gross margin percent was primarily due to the impact of lower realized prices on revenue and the unfavorable effect of foreign exchange rates on international inventories sold, partially offset by greater manufacturing efficiencies. Gross margin percent for 2020 was also negatively impacted as a result of bamlanivimab sales in the fourth quarter of 2020.

Operating income on a non-GAAP basis increased $1.186 billion, or 20 percent, to $7.265 billion driven by higher gross margin and lower marketing expenses, partially offset by higher research and development expenses. Operating margin was 29.6 percent, which was negatively affected by approximately 60 basis points due to the unfavorable financial impact of COVID-19 therapies.

Other income on a non-GAAP basis was $1.172 billion for the full year 2020, compared with $234.3 million for the full year 2019. The increase in other income was driven primarily by higher net gains on investment securities.

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The effective tax rate on a non-GAAP basis was 14.2 percent for the full year 2020, compared with 11.8 percent for the full year 2019, driven by net discrete tax benefits in 2019.

On a non-GAAP basis, net income increased 30 percent and earnings per share increased 31 percent to $7.236 billion, and $7.93, respectively. The increase in net income and earnings per share was primarily driven by higher operating income and higher other income, partially offset by higher income tax expense.

For further detail on non-GAAP measures, see the reconciliation below as well as the "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information" table later in this press release.

	Full Year
	2020	2019	% Change
Earnings per share (reported)	$6.79	$8.89	(24)%
Discontinued operations	—	(3.93)
Earnings per share from continuing operations (reported)	6.79	4.96	37%
Acquired in-process research and development	.64	.21
Amortization of intangible assets	.36	.18
Asset impairment, restructuring and other special charges	.14	.58
Gain on sale of China antibiotics business	—	(.26)
Charge related to repurchase of debt	—	.22
Lartruvo® charges	—	.14
Impact of reduced shares outstanding for non-GAAP reporting(a)	—	.07
Income taxes(b)	—	(.05)
Earnings per share (non-GAAP)	$7.93	$6.04	31%
Numbers may not add due to rounding.
(a) Non-GAAP earnings per share assume that the disposition of Elanco occurred at the beginning of 2019 and, therefore, exclude the approximately 65.0 million shares of Lilly common stock retired in the Elanco exchange offer.
(b) Amount relates to a tax benefit from a capital loss on the disposition of subsidiary stock.

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Selected Revenue Highlights

Selected Revenue Highlights
(Dollars in millions)	Fourth Quarter			Full Year
Selected Products	2020	2019	% Change	2020	2019	% Change
Trulicity	$1,502.4	$1,208.1	24%	$5,068.1	$4,127.8	23%
Humalog(a)	718.1	763.4	(6)%	2,625.9	2,820.7	(7)%
Alimta	652.7	530.7	23%	2,329.9	2,115.8	10%
Taltz	495.3	420.1	18%	1,788.5	1,366.4	31%
Humulin®	324.4	348.0	(7)%	1,259.6	1,290.1	(2)%
Jardiance(b)	313.6	268.0	17%	1,153.8	944.2	22%
Basaglar	282.1	307.2	(8)%	1,124.4	1,112.6	1%
Forteo	254.4	360.2	(29)%	1,046.3	1,404.7	(26)%
Cyramza	284.2	245.1	16%	1,032.6	925.1	12%
Verzenio	281.6	179.1	57%	912.7	579.7	57%
Bamlanivimab(c)	871.2	—	NM	871.2	—	NM
Olumiant	192.2	127.8	50%	638.9	426.9	50%
Emgality	109.9	66.3	66%	362.9	162.5	NM
Tyvyt	102.8	37.4	NM	308.7	134.0	NM
Baqsimi	23.8	16.1	48%	76.1	22.4	NM
Retevmo	18.7	—	NM	36.6	—	NM

Total Revenue	7,440.0	6,114.0	22%	24,539.8	22,319.5	10%

(a) Humalog includes Insulin Lispro (b) Jardiance includes Glyxambi®, Synjardy®, and Trijardy® XR (c) Bamlanivimab sales are pursuant to Emergency Use Authorization NM – not meaningful

Trulicity
Fourth-quarter 2020 worldwide Trulicity revenue was $1.502 billion, an increase of 24 percent compared with the fourth quarter of 2019. U.S. revenue increased 23 percent, to $1.163 billion, driven by increased demand, partially offset by lower realized prices. Trulicity's lower realized prices in the

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U.S. were primarily due to higher contracted rebates, partially offset by a favorable segment mix that reflected lower utilization in the 340B segment, and modest list price increases. Revenue outside the U.S. was $339.7 million, an increase of 28 percent, driven by increased volume and, to a lesser extent, favorable foreign exchange rates.

For the full year 2020, worldwide Trulicity revenue was $5.068 billion, an increase of 23 percent compared with the full year 2019. U.S. revenue increased 22 percent, to $3.836 billion, driven by increased volume, partially offset by lower realized prices, primarily due to higher contracted rebates. Revenue outside of the U.S. increased 27 percent, to $1.232 billion, driven primarily by increased volume.

Humalog
For the fourth quarter of 2020, worldwide Humalog revenue decreased 6 percent compared with the fourth quarter of 2019, to $718.1 million. Revenue in the U.S. decreased 11 percent, to $415.2 million, driven by lower realized prices, as changes to estimates for rebates and discounts were partially offset by lower utilization in the 340B segment. Lower realized prices in the U.S. were partially offset by higher demand. Revenue outside the U.S. increased 3 percent, to $302.9 million, driven by favorable foreign exchange rates and higher realized prices.

For the full year 2020, worldwide Humalog revenue decreased 7 percent to $2.626 billion compared with the full year 2019. U.S. revenue for 2020 was $1.486 billion, an 11 percent decrease, driven by lower realized prices, partially offset by higher demand. Revenue outside the U.S. was $1.140 billion, a 1 percent decrease, primarily driven by unfavorable foreign exchange rates.

Alimta
For the fourth quarter of 2020, worldwide Alimta revenue increased 23 percent compared with the fourth quarter of 2019, to $652.7 million. U.S. revenue increased 6 percent, to $331.8 million, primarily driven by higher realized prices. Revenue outside the U.S. increased 48 percent to $320.9 million,

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primarily driven by increased volume in Germany and, to a lesser extent, the favorable impact of foreign exchange rates and higher realized prices.

For the full year 2020, worldwide Alimta revenue increased 10 percent to $2.330 billion compared with the full year 2019. U.S. revenue for 2020 was $1.265 billion, a 4 percent increase, primarily driven by higher realized prices. Revenue outside the U.S. was $1.065 billion, a 19 percent increase, primarily driven by increased volume in China and Germany, partially offset by lower realized prices.

Taltz
For the fourth quarter of 2020, worldwide Taltz revenue increased 18 percent compared with the fourth quarter of 2019, to $495.3 million. U.S. revenue increased 9 percent, to $345.7 million, primarily driven by increased demand, partially offset by lower realized prices. Revenue outside the U.S. increased 46 percent, to $149.7 million, primarily driven by increased volume and, to a lesser extent, the favorable impact of foreign exchange rates.

For the full year 2020, Taltz generated worldwide revenue of $1.788 billion, an increase of 31 percent compared with the full year 2019. U.S. revenue was $1.289 billion, an increase of 27 percent, primarily driven by increased demand. Revenue outside the U.S. was $500.0 million, an increase of 43 percent, primarily driven by increased volume.

Humulin
For the fourth quarter of 2020, worldwide Humulin revenue decreased 7 percent compared with the fourth quarter of 2019, to $324.4 million. U.S. revenue decreased 7 percent, to $223.9 million, driven by lower realized prices, partially offset by increased volume. Revenue outside the U.S. decreased 7 percent, to $100.5 million, primarily due to decreased volume.

For the full year 2020, worldwide Humulin revenue was $1.260 billion, a decrease of 2 percent compared with the full year 2019. U.S. revenue was $866.4 million, a 2 percent decrease, driven by

18

lower realized prices, partially offset by higher volume. Revenue outside the U.S. was $393.2 million, a 4 percent decrease, driven by decreased volume and the unfavorable impact of foreign exchange rates, partially offset by higher realized prices.

Jardiance
The company’s worldwide Jardiance revenue during the fourth quarter of 2020 was $313.6 million, an increase of 17 percent compared with the fourth quarter of 2019. U.S. revenue increased 7 percent, to $167.8 million, driven by increased demand. Revenue outside the U.S. was $145.7 million, an increase of 32 percent, driven by increased volume and, to a lesser extent, the favorable impact of foreign exchange rates. Jardiance is part of the company’s alliance with Boehringer Ingelheim. Lilly reports as revenue royalties received on net sales of Jardiance and its portion of Jardiance’s gross margin in 2020 and 2019, respectively.

For the full year 2020, worldwide Jardiance revenue was $1.154 billion, an increase of 22 percent compared with the full year 2019. U.S. revenue increased 10 percent, to $620.8 million, driven by increased volume. Revenue outside of the U.S. increased 41 percent, to $533.0 million, driven primarily by increased volume.

Basaglar
For the fourth quarter of 2020, worldwide Basaglar revenue was $282.1 million, a decrease of 8 percent compared with the fourth quarter of 2019. U.S. revenue decreased 16 percent, to $203.6 million, driven by lower realized prices and, to a lesser extent, decreased demand caused by competitive pressures. Revenue outside the U.S. increased 23 percent, to $78.5 million, driven by increased volume. Basaglar is part of the company’s alliance with Boehringer Ingelheim. Lilly reports as cost of sales payments made to Boehringer Ingelheim for royalties and for its portion of the gross margin in 2020 and 2019, respectively.

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For the full year of 2020, Basaglar generated worldwide revenue of $1.124 billion, an increase of 1 percent compared with the full year 2019. U.S. revenue was $842.3 million, a decrease of 4 percent, driven by lower realized prices. Revenue outside of the U.S. was $282.1 million, an increase of 19 percent, driven primarily by increased volume.

Forteo
For the fourth quarter of 2020, worldwide Forteo revenue decreased 29 percent compared with the fourth quarter of 2019, to $254.4 million. U.S. revenue decreased 28 percent, to $123.5 million, driven by decreased demand and, to a lesser extent, lower realized prices. Revenue outside the U.S. decreased 31 percent to $130.8 million, primarily driven by decreased volume and, to a lesser extent, lower realized prices.

For the full year 2020, worldwide Forteo revenue decreased 26 percent to $1.046 billion compared with the full year 2019. U.S. revenue for 2020 was $510.3 million, a 21 percent decrease driven primarily by decreased demand. Revenue outside the U.S. was $536.0 million, a 29 percent decrease driven by decreased volume and, to a lesser extent, lower realized prices.

The company expects further volume declines for Forteo as a result of the anticipated entry of generic and biosimilar competition due to the loss of patent exclusivity in the U.S., Japan and major European markets.

Cyramza
For the fourth quarter of 2020, worldwide Cyramza revenue was $284.2 million, an increase of 16 percent compared with the fourth quarter of 2019. U.S. revenue was $104.2 million, an increase of 19 percent, primarily driven by increased demand and, to a lesser extent, higher realized prices. Revenue outside the U.S. was $180.0 million, an increase of 15 percent, driven primarily by increased volume.

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For the full year 2020, worldwide Cyramza revenue was $1.033 billion, an increase of 12 percent compared with the full year 2019. U.S. revenue increased 14 percent, to $381.9 million, driven primarily by increased demand and, to a lesser extent, higher realized prices. Revenue outside of the U.S. increased 10 percent, to $650.8 million, driven primarily by increased volume.

Verzenio
For the fourth quarter of 2020, worldwide Verzenio revenue increased 57 percent compared with the fourth quarter of 2019, to $281.6 million. U.S. revenue was $188.2 million, an increase of 43 percent, primarily driven by increased demand and, to a lesser extent, higher realized prices. Revenue outside the U.S. was $93.4 million, an increase of 95 percent, primarily driven by increased volume and, to a lesser extent, higher realized prices.

For the full year 2020, Verzenio generated worldwide revenue of $912.7 million, an increase of 57 percent compared with the full year 2019. U.S. revenue increased 36 percent compared with the full year 2019 to $618.2 million, driven by increased demand and, to a lesser extent, higher realized prices. Revenue outside of the U.S. was $294.4 million, an increase of $169.5 million driven by higher volume.

Olumiant
For the fourth quarter of 2020, Olumiant generated worldwide revenue of $192.2 million, an increase of 50 percent compared with the fourth quarter of 2019. U.S. revenue was $24.8 million. Revenue outside the U.S. was $167.4 million, an increase of 46 percent, primarily driven by increased volume.

For the full year 2020, Olumiant generated worldwide revenue of $638.9 million, an increase of 50 percent compared with the full year 2019. U.S. revenue was $63.8 million. Revenue outside the U.S. was $575.0 million, an increase of 49 percent, driven primarily by increased volume.

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Emgality
For the fourth quarter of 2020, Emgality generated worldwide revenue of $109.9 million, an increase of 66 percent compared with the fourth quarter of 2019. U.S. revenue was $96.6 million, an increase of 53 percent driven by increased demand and, to a lesser extent, higher realized prices. Revenue outside of the U.S. was $13.3 million in the fourth quarter of 2020.

For the full year of 2020, Emgality generated worldwide revenue of $362.9 million, an increase of $200.3 million compared with the full year 2019. U.S. revenue was $325.9 million, an increase of $171.0 million driven by increased demand and, to a lesser extent, higher realized prices. Revenue outside of the U.S. was $37.0 million.

Tyvyt
The company's Tyvyt revenue in China during the fourth quarter of 2020 was $102.8 million, an increase of $18.3 million compared with the third quarter of 2020.

For the full year 2020, Tyvyt generated revenue in China of $308.7 million, an increase of $174.7 million compared to the full year 2019.

Tyvyt is part of the company’s alliance with Innovent in China. Lilly reports total sales of Tyvyt made by Lilly as revenue, with payments made to Innovent for its portion of the gross margin reported as cost of sales. Lilly also reports as revenue a portion of the gross margin for Tyvyt sales made by Innovent.

Baqsimi
For the fourth quarter of 2020, Baqsimi generated worldwide revenue of $23.8 million, an increase of $3.0 million compared with the third quarter of 2020. U.S revenue was $19.8 million, while revenue outside the U.S. was $4.1 million.

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For the full year 2020, Baqsimi generated worldwide revenue of $76.1 million, an increase of $53.8 million compared with the full year 2019. U.S. revenue was $63.7 million. Revenue outside of the U.S. was $12.4 million.

Retevmo
For the fourth quarter of 2020, Retevmo generated U.S. revenue of $18.7 million. Retevmo was approved by the FDA and launched in the U.S. during the second quarter of 2020.

For the full year 2020, Retevmo generated U.S. revenue of $36.6 million.

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Change in Non-GAAP Measures Beginning in 2021
Beginning in 2021, the company will exclude the gains and losses on investments in equity securities from its non-GAAP measures for other income (expense) and earnings per share. Reflecting this change in the company’s full year 2020 financial results as detailed above would have lowered the company’s full year 2020 earnings per share on a non-GAAP basis by $1.15.

2021 Financial Guidance
The company has updated certain elements of its 2021 financial guidance on a reported basis. Earnings per share for 2021 are now expected to be in the range of $7.10 to $7.75 on a reported basis and are still expected to be in the range of $7.75 to $8.40 on a non-GAAP basis.

	2021 Expectations	2020	% Change
Earnings per share (reported)	$7.10 to $7.75	$6.79	5% to 14%
Amortization of intangible assets	.50	.36
Acquired IPR&D(a)	.15	.64
Asset impairment, restructuring and other special charges(b)	—	.14
Net gains on investments in equity securities	—	(1.15)
Earnings per share (non-GAAP)(c)	$7.75 to $8.40	$6.78	14% to 24%
Numbers may not add due to rounding
(a) 2021 includes costs related to transactions with Precision BioSciences, Merus N.V., and Asahi Kasei Pharma Corporation.
(b) 2021 excludes estimated acquisition and integration costs related to the acquisition of Prevail Therapeutics.
(c) 2020 earnings per share on a non-GAAP basis excludes net gains on investments in equity securities for comparability with 2021 expectations.

The company still anticipates 2021 revenue between $26.5 billion and $28.0 billion, including an estimated $1 billion to $2 billion of revenue from COVID-19 therapies. Revenue growth is additionally expected to be driven by volume from key growth products, including Trulicity, Taltz, Verzenio, Jardiance, Olumiant, Cyramza, Emgality, Tyvyt and Retevmo, as well as by COVID-19

24

therapies. Revenue growth is expected to be partially offset by lower revenue for products that have lost patent exclusivity. The company expects mid-single digit net price declines globally in 2021. In the U.S., the company expects low-to-mid-single digit net price declines, driven primarily by increased rebates to maintain broad commercial access and segment mix, partially offset by lower utilization in the 340B segment. Outside the U.S., the company expects net price declines in China, Japan, and Europe.

Gross margin as a percent of revenue for 2021 is still expected to be approximately 77 percent on a reported basis and approximately 79 percent on a non-GAAP basis.

Marketing, selling and administrative expenses for 2021 are still expected to be in the range of $6.2 billion to $6.4 billion. Research and development expenses for 2021 are still expected to be in the range of $6.5 billion to $6.7 billion, including approximately $300 million to $400 million of continued investment in COVID-19 therapies.

Operating margin for 2021 is still expected to be approximately 30 percent on a reported basis and approximately 32 percent on a non-GAAP basis.

Other income (expense) for 2021 is still expected to be expense in the range of $200 to $300 million on both a reported basis and on a non-GAAP basis.

The 2021 effective tax rate is still expected to be approximately 15 percent on both a reported basis and a non-GAAP basis.

The following table summarizes the company’s 2021 financial guidance:

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2021 Guidance
	Prior	Updated
Revenue	$26.5 to $28.0 billion	Unchanged

Gross Margin % of Revenue (reported)	Approx. 77%	Unchanged
Gross Margin % of Revenue (non-GAAP)	Approx. 79%	Unchanged

Marketing, Selling & Administrative	$6.2 to $6.4 billion	Unchanged

Research & Development	$6.5 to $6.7 billion	Unchanged

Other Income/(Expense)	$(300) to $(200) million	Unchanged

Tax Rate	Approx. 15%	Unchanged

Earnings per share (reported)	$7.25 to $7.90	$7.10 to $7.75
Earnings per share (non-GAAP)	$7.75 to $8.40	Unchanged

Operating Margin (reported)	Approx. 30%	Unchanged
Operating Margin (non-GAAP)	Approx. 32%	Unchanged

Non-GAAP guidance reflects adjustments presented in the earnings per share table above.

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Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the fourth-quarter 2020 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will begin at 9:00 a.m. Eastern time (ET) today and will be available for replay via the website.

Lilly is a global healthcare leader that unites caring with discovery to create medicines that make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward- looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target”, “anticipate” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees that pipeline products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as the timing of anticipated regulatory approvals and launches of new products; market uptake of recently launched products; competitive developments affecting current products and the company's pipeline; the expiration of intellectual property protection for certain of the company’s products; the company’s ability to protect and enforce patents and other intellectual property; the impact of actions of governmental and private payers affecting the pricing of, reimbursement for, and access to pharmaceuticals; regulatory compliance problems or government investigations; regulatory actions regarding currently marketed products; unexpected safety or efficacy concerns associated with the company’s products; issues with product supply stemming from manufacturing difficulties or disruptions; regulatory changes or other developments; changes in patent law or regulations related to data-package exclusivity; litigation involving past, current or future products; unauthorized disclosure, misappropriation, or compromise of trade secrets or other confidential data stored in the company’s information systems, networks and facilities, or those of third parties with which the company shares its data; changes in tax law and regulations, including the impact of U.S. tax reform legislation enacted in December 2017 and related guidance; changes in inflation, interest rates, and foreign currency exchange rates; asset impairments and restructuring charges; changes in accounting standards promulgated by the Financial Accounting Standards Board and the Securities and Exchange Commission (SEC); acquisitions and business development transactions and related integration costs; information technology system inadequacies or operating failures; the impact of the evolving COVID-19 pandemic, and the global response thereto; reliance on third-party relationships and outsourcing arrangements; and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and subsequent Forms 8-K and 10-Q filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the

27

company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

    #    #    #

Alimta® (pemetrexed disodium, Lilly)
BaqsimiTM (glucagon, Lilly)
Basaglar® (insulin glargine injection, Lilly)
Cialis® (tadalafil, Lilly)
Cyramza® (ramucirumab, Lilly)
Emgality® (galcanezumab-gnlm, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Glyxambi® (empagliflozin/linagliptin, Boehringer Ingelheim)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
Lartruvo® (olaratumab, Lilly)
Olumiant® (baricitinib, Lilly)
RetevmoTM (selpercatinib, Lilly)
Synjardy® (empagliflozin/metformin, Boehringer Ingelheim)
Taltz® (ixekizumab, Lilly)
Tradjenta®(linagliptin, Boehringer Ingelheim)
Trijardy® XR (empagliflozin/linagliptin/metformin hydrochloride extended release tablets, Boehringer Ingelheim)
Trulicity® (dulaglutide, Lilly)
Tyvyt® (sintilimab injection, Lilly)
Verzenio® (abemaciclib, Lilly)
Vitrakvi® (larotrectinib, Bayer)

Third party trademarks used herein are trademarks of their respective owners.

Eli Lilly and Company Employment Information

	December 31, 2020	December 31, 2019
Worldwide Employees	34,960	33,755

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2020	2019	% Chg.	2020	2019	% Chg.

Revenue	$7,440.0	$6,114.0	22%	$24,539.8	$22,319.5	10%

Cost of sales	1,719.8	1,282.6	34%	5,483.3	4,721.2	16%
Research and development	1,838.0	1,581.4	16%	6,085.7	5,595.0	9%
Marketing, selling and administrative	1,553.9	1,698.1	(8)%	6,121.2	6,213.8	(1)%
Acquired in-process research and development	366.3	—	NM	660.4	239.6	NM
Asset impairment, restructuring and other special charges	(30.1)	151.7	NM	131.2	575.6	(77)%

Operating income	1,992.1	1,400.2	42%	6,058.0	4,974.3	22%

Net interest income (expense)	(83.4)	(82.7)		(326.6)	(320.2)
Net other income (expense)	560.4	345.6		1,498.5	611.8
Other income (expense)	477.0	262.9	81%	1,171.9	291.6	NM

Income before income taxes	2,469.1	1,663.1	48%	7,229.9	5,265.9	37%
Income tax expense	352.3	167.4	NM	1,036.2	628.0	65%

Net income from continuing operations	2,116.8	1,495.7	42%	6,193.7	4,637.9	34%
Net income from discontinued operations	—	—		—	3,680.5	NM

Net income	$2,116.8	$1,495.7	42%	$6,193.7	$8,318.4	(26)%

Earnings from continuing operations - diluted	$2.32	$1.64	41%	$6.79	$4.96	37%
Earnings from discontinued operations - diluted	—	—	NM	—	3.93	NM
Earnings per share - diluted	$2.32	$1.64	41%	$6.79	$8.89	(24)%

Dividends paid per share	$.740	$.645	15%	$2.960	$2.580	15%
Weighted-average shares outstanding (thousands) - diluted	912,591	914,678		912,505	935,684
NM – not meaningful

29

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended December 31, 2020			Three Months Ended December 31, 2019

	GAAP Reported	Adjustments(b)	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted(a)

Cost of sales	$1,719.8	$(127.3)	$1,592.5	$1,282.6	$(53.2)	$1,229.4

Acquired in-process research and development	366.3	(366.3)	—	—	—	—
Asset impairment, restructuring and other special charges	(30.1)	30.1	—	151.7	(151.7)	—

Other income (expense)	477.0	—	477.0	262.9	(57.3)	205.6

Income tax expense	352.3	71.3	423.6	167.4	60.0	227.4

Net income	2,116.8	392.2	2,509.0	1,495.7	87.6	1,583.3

Earnings per share - diluted	2.32	.43	2.75	1.64	.09	1.73

Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

(a)The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude amortization of intangibles and other items that are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can also assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

30

(b)Adjustments to certain GAAP reported measures for the three months ended December 31, 2020, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Other specified items(iii)	Total
Cost of sales	$(127.3)	$—	$—	$(127.3)

Acquired in-process research and development	—	(366.3)	—	(366.3)

Asset impairment, restructuring and other special charges	—	—	30.1	30.1

Income tax expense	26.4	50.4	(5.5)	71.3

Net income	100.9	315.9	(24.6)	392.2

Earnings per share - diluted	.11	.35	(.03)	.43
Numbers may not add due to rounding.
    The table above reflects only line items with non-GAAP adjustments.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Exclude costs associated with payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs were related to business development transactions with Innovent Biologics, Inc., Disarm Therapeutics, Inc. and Fochon Pharmaceuticals, Ltd.
iii.Exclude adjustments to prior period estimates for asset impairment and severance costs.

(c)Adjustments to certain GAAP reported measures for the three months ended December 31, 2019, include the following:

(Dollars in millions, except per share data)	Amortization (i)	Other specified items(ii)	Income Taxes (iii)	Total
Cost of sales	$(53.2)	$—	$—	$(53.2)

Asset impairment, restructuring and other special charges	—	(151.7)	—	(151.7)

Other income (expense)	—	(57.3)	—	(57.3)

Income tax expense	11.2	6.8	42.0	60.0

Net income	42.0	87.6	(42.0)	87.6

Earnings per share - diluted	.05	.10	(.05)	.09
Numbers may not add due to rounding.
    The table above reflects only line items with non-GAAP adjustments.

31

i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Asset impairment, restructuring and other special charges excludes charges primarily associated with the company's decision to close and sell a research and development facility located in the United Kingdom, as well as severance costs incurred as a result of actions taken to reduce the company's cost structure. Other income (expense) exclude the gain on sale of the company's antibiotics business in China as well as charges related to the repurchase of debt.
iii.Tax benefit from a capital loss on the disposition of subsidiary stock.

32

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Twelve Months Ended December 31, 2020			Twelve Months Ended December 31, 2019

	GAAP Reported	Adjustments(b)	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted(a)

Cost of sales	$5,483.3	$(415.2)	$5,068.1	$4,721.2	$(289.6)	$4,431.6

Acquired in-process research and development	660.4	(660.4)	—	239.6	(239.6)	—
Asset impairment, restructuring and other special charges	131.2	(131.2)	—	575.6	(575.6)	—

Other income (expense)	1,171.9	—	1,171.9	291.6	(57.3)	234.3

Income tax expense	1,036.2	164.6	1,200.8	628.0	117.2	745.2

Net income from continuing operations	6,193.7	1,042.2	7,235.9	4,637.9	930.3	5,568.2

Net income from discontinued operations	—	—	—	3,680.5	(3,680.5)	—

Net income	6,193.7	1,042.2	7,235.9	8,318.4	(2,750.2)	5,568.2

Earnings per share - diluted	6.79	1.14	7.93	8.89	(2.85)	6.04

Weighted-average shares outstanding (thousands) - diluted	912,505	—	912,505	935,684	(13,542)	922,142
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.
(a)The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude amortization of intangibles and other items that are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can also assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive

33

compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.
(b)Adjustments to certain GAAP reported measures for the twelve months ended December 31, 2020, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Other specified items(iii)	Total
Cost of sales	$(411.0)	$—	$(4.2)	$(415.2)

Acquired in-process research and development	—	(660.4)	—	(660.4)
Asset impairment, restructuring and other special charges	—	—	(131.2)	(131.2)

Income tax expense	85.3	75.5	3.8	164.6

Net income	325.7	584.9	131.6	1,042.2

Earnings per share – diluted	.36	.64	0.14	1.14
Numbers may not add due to rounding.
    The table above reflects only line items with non-GAAP adjustments.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Exclude costs associated with payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs were related to both a business development transaction with a pre-clinical stage company as well as business development transactions with Sitryx, AbCellera Biologics Inc., Evox Therapeutics, Junshi Biosciences, Innovent Biologics, Inc., Disarm Therapeutics, and Fochon Pharmaceuticals, Ltd.
iii.Exclude primarily severance costs incurred as a result of actions taken worldwide to reduce the company's cost structure, as well as acquisition and integration costs incurred as part of the closing of the acquisition of Dermira.

34

(c)Adjustments to certain GAAP reported measures for the twelve months ended December 31, 2019, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Other specified items(iii)	Reduced shares outstanding(iv)	Lartruvo charges(v)	Income Taxes(vi)	Discontinued operations(vii)	Total
Cost of sales	$(205.0)	$—	$—	$—	$(84.6)	$—	$—	$(289.6)

Acquired in-process research and development	—	(239.6)	—	—	—	—	—	(239.6)
Asset impairment, restructuring and other special charges	—	—	(563.5)	—	(12.1)	—	—	(575.6)

Other income (expense)	—	—	(57.3)	—	—	—	—	(57.3)

Income tax expense	42.4	50.3	11.0	—	(28.5)	42.0	—	117.2

Net income	162.6	189.3	495.2	—	125.2	(42.0)	(3,680.5)	(2,750.2)

Earnings per share - diluted	.18	.21	.54	.07	.14	(.05)	(3.93)	(2.85)
Numbers may not add due to rounding.
    The table above reflects only line items with non-GAAP adjustments.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs were related to business development transactions with AC Immune, ImmuNext, Inc., Avidity Biosciences, and Centrexion Therapeutics Corporation.
iii.Asset impairment, restructuring and other special charges exclude charges primarily associated with the accelerated vesting of Loxo Oncology employee equity awards following the acquisition of Loxo Oncology. Other income (expense) exclude the gain on sale of the company's antibiotics business in China as well as charges related to the repurchase of debt.
iv.Non-GAAP earnings per share assume that the disposition of Elanco occurred at the beginning of 2019 and therefore include the benefit from the reduction in shares of common stock outstanding.
v.Exclude charges related to the suspension of promotion of Lartruvo.
vi.Tax benefit from a capital loss on the disposition of subsidiary stock.
vii.Exclude discontinued operations of Elanco.

35